FOR IMMEDIATE RELEASE

November 9, 2011

Contact:

Susan Jordan

(732) 577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ANNOUNCES NEW ACQUISITION

Freehold, NJ,  November 9, 2011…….Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a 75,000 square foot industrial building located at 4 Liebich Lane, Saratoga County, Halfmoon, New York, at a purchase price of $6.0 million. The property is net-leased for ten years to RGH Enterprises, Inc. (RGH) and is guaranteed by its parent company, HGI Holdings, Inc.

The building is situated on approximately 8.0 acres and has expansion capabilities. This is a brand new construction by Geis Development. This acquisition increases Monmouth’s gross leasable area to approximately 8.0 million square feet.

Michael P. Landy, COO, commented, “We are very pleased to add this medical supplies distribution center to our expanding portfolio. RGH is a leading national provider of direct-to-home specialty medical products. We look forward to building a strong long-term relationship with RGH as we enjoy with our other tenants. This facility is very well located near Albany and is approximately 5 miles from North America’s largest construction site, the new Global Foundries semiconductor manufacturing facility. In addition to Global Foundries’ multi-billion dollar investment, other technological leaders including IBM and Intel have also announced plans to expand here. This region, now referred to as Tech Valley, is very well poised for substantial economic growth as a result of these developments.”

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly owned real estate investment trust specializing in net-leased industrial properties subject to long-term leases primarily to investment grade tenants.  The Company’s property portfolio now consists of sixty-seven industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.

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